Filed Pursuant to Rule 433
Final Term Sheet
March 3, 2010
Relating to Preliminary Prospectus Supplement
dated March 3, 2010
Registration Statement No. 333-165156
Time Warner Inc.
$1,400,000,000 4.875% Notes due 2020
$600,000,000 6.200% Debentures due 2040

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc.

	Home Box Office, Inc.

	Turner Broadcasting System, Inc.

Securities:	4.875% Notes due 2020 (the “2020 Notes”)

	6.200% Debentures due 2040 ( the “2040 Debentures”)

Size:	2020 Notes	$1,400,000,000

	2040 Debentures	$600,000,000

Maturity Dates:	2020 Notes	March 15, 2020

	2040 Debentures	March 15, 2040

Coupon:	2020 Notes	4.875%

	2040 Debentures	6.200%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2010

Price to Public:	2020 Notes	99.670%

	2040 Debentures	99.999%

Benchmark Treasury:	2020 Notes	3.625% due February 15, 2020

	2040 Debentures	4.375% due November 15, 2039

Benchmark Treasury Yield:	2020 Notes	3.617%

	2040 Debentures	4.580%

Spread to Benchmark Treasury:	2020 Notes	Plus 130 bps

	2040 Debentures	Plus 162 bps

Yield:	2020 Notes	4.917%

	2040 Debentures	6.200%

Make-Whole Call:	2020 Notes	Treasury Rate plus 20 bps

	2040 Debentures	Treasury Rate plus 25 bps

Expected Settlement Date:	March 11, 2010 (T+6)

Denominations:		Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

CUSIP/ISIN:	2020 Notes	887317 AF2/US887317AF27

	2040 Debentures	887317 AE5/US887317AE51

Anticipated Ratings:	2020 Notes	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services

BBB by Fitch Ratings

	2040 Debentures	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch Ratings

Joint Book-Running	Banc of America Securities LLC
Managers:		Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Senior Co-Managers:		BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Daiwa Securities America Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Lloyds TSB Bank plc
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
Svenska Handelsbanken AB (publ)
The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1 800 294 1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.